April 29, 1999


The Equitable Life Assurance
Society of the United States
1290 Avenue of the Americas
New York, New York  10104


     This opinion is furnished in connection with the Registration Statement on Form S-6, File No. 333-17641 ("Registration Statement") of Separate Account FP ("Separate Account FP") of The Equitable Life Assurance Society of the United States ("Equitable") covering an indefinite number of units of interest in Separate Account FP under Survivorship 2000 (policy form No. 92-500)and Survivorship Incentive Life (policy form No. 99-400), flexible premium joint survivorship variable life insurance policies ("Policies"). Net premiums received under the Policies may be allocated to Separate Account FP as described in the Prospectuses included in the Registration Statement.

     I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the descriptions contained in the prospectuses. In my opinion:

     1. The Illustrations of Policy Benefits (Exhibit No. 9(a) and 9(b) to the Registration Statement) (the "Illustrations") are consistent with the provisions of the Policies. The assumptions upon which the Illustrations are based, including the current cost of insurance and expense charges, are stated in the Prospectuses and are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of Policies for joint insureds who are non-tobacco user standard risk males age 57 and non-tobacco user standard risk females age 52, than to prospective joint insureds who have different underwriting characteristics. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                               Very truly yours,




                                               /s/ Barbara Fraser
                                              -------------------------------
                                                   Barbara Fraser,
                                                   F.S.A., M.A.A.A.
                                                   Vice President
                                                   The Equitable Life Assurance
                                                   Society of the United States

51503